Exhibit 10.2

AMENDMENT TO LICENSE AGREEMENT

Relating to

Encapsulated Cells Producing Viral Particles

and

Encapsulated Cells Expressing Biomolecules

LICENSORS

BAVARIAN NORDIC A/S, reg. no. 16271187,

a company incorporated in Denmark, whose registered office is at Bøgeskovvej 9, DK-3490 Kvistgárd, Denmark

and

GSF • Forschungszentrum für Umwelt u. Gesundhelt GmbH,

Ingolstädter Landstr. 1, D-85764 Neuherberg, Deutschland

and

LICENSEE

Bio Blue Bird AG,

Pflugstr. 7, FL-9490 Vaduz, Liechtenstein

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

This Amendment is made effective the twentieth day of December 2006 between:

(1)	BAVARIAN NORDIC A/S, reg. no. 16271187, a company incorporated in Denmark, whose registered office is at Bøgeskovvej 9, DK-3490 Kvistgárd, Denmark (“BAVARIAN NORDIC”) and

(2)	GSF • Forschungszentrum für Umwelt u. Gesundhelt GmbH, Ingolstädter Landstr. 1, D-85764 Neuherberg, Deutschland (“GSF”) (BAVARIAN NORDIC and GSF jointly referred to as “LICENSORS) and

(3)	Bio Blue Bird AG, Pflugstr. 7, FL-9490 Vaduz, Liechtenstein (“LICENSEE”).

Whereas:

(A)	LICENSEE and LICENSORS entered into a License Agreement on 6 July 2005 (the "License Agreement") whereby LICENSEE was granted a non-exclusive license to, in particular, further develop, make, have made (including services under contract for Licensee or sub-licensee, by Contract Manufacturing Organizations, Contract Research Organisations, Consultants, Logistics Companies or others), obtain marketing approval, sell and offer for sale the Licensed Product or otherwise use the Licensed Patent Rights in the Territory within the Field of this Agreement.

(B)	LICENSEE and LICENSORS now want to amend said License Agreement in order to reflect that the license granted shall be exclusive and the royalty rate increased and LICENSEE taking over expenses;

(C)	LICENSEE and LICENSOR now also want to amend said License Agreement to make clear that the license will survive as a license granted by one of the LICENSORS if the other LICENSOR rejects performance under this Agreement due to any actions or declarations of insolvency;

(D)	LICENSEE and LICENSORS agree that except as amended hereby, the provisions of the License Agreement remain unchanged and in full force and effect.

It is agreed:

1	Licence

1.1	The license granted in Clause 3.1 and 4 of the License Agreement shall be changed from a non-exclusive into an exclusive license.

2	Royalty Payments

2.1	The royalty rate according to Clause 5.1 of the License Agreement shall be increased from [*************] of Net Sales Value of each Licensed Product sold by LICENSEE and/or its Affiliates and/or its sub-licensees to a buyer.

3	Intellectual Property- Patent Prosecution

3.1	Clauses 6.1, 6.2, 6.4 and 6.5 of the License Agreement shall remain unchanged but Clauses 6.3 and 6.6 shall be changed to reflect changes to the responsibilities of the parties concerning filing, prosecution, maintenance etc. of the Licensed Patent Rights. Therefore, Clauses 6.3 and 6.6 shall be deleted and replaced by the following wording:

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Clause 6.3

Patent Prosecution. LICENSORS shall have the sole and exclusive right, except as otherwise provided below, to file, prosecute and maintain any patents with claims covering inventions in the Licensed Patent Rights. LICENSORS shall use good faith, diligent efforts to file, prosecute, and maintain such patents, including Supplementary Protection Certificates (“SPC”), and shall consider the best interest of both LICENSEE and LICENSORS in so doing. As of the first day of January 2007 LICENSEE will bear LICENSORS' external attorneys’ costs and official fees necessary for filing, prosecuting and maintaining any patent claims covering inventions in the Licensed Patent Rights. LICENSORS' internal costs will be borne by themselves. At the end of each calendar quarter LICENSORS shall send LICENSEE a detailed specification of external costs and fees incurred in that quarter, if any. Upon receipt of such specification LICENSEE shall pay the external costs and fees within one month to the invoicing LICENSOR. Upon request from the LICENSEE, the invoicing LICENSOR shall provide invoices or other documents evidencing the external costs and fees.

If LICENSORS decline to file or prosecute a patent or SPC application or maintain a patent within the Licensed Patent Rights, LICENSORS shall timely, at least three months before any relevant deadline, notify LICENSEE and LICENSEE may thereafter file and prosecute at its expense a patent or SPC application or maintain a patent claiming such invention. LICENSORS shall in such case provide to LICENSEE all necessary assistance, in particular assignment declarations and copies of all relevant patent office correspondence and copies of the relevant patent application and all patent documents. As a result of its maintenance of such patents or filing and or prosecution of such patent or SPC applications (or paying any fees according to this Clause), LICENSEE shall obtain all rights in these patents (including SPCs) and patent applications for that jurisdiction and cease to be obliged to further pay royalties here based on said patents (including SPCs) or patent applications prosecuted or maintained at its own expense.

Clause 6.6

Enforcement of Licensed Patent Rights. LICENSEE shall have the initial right, but not the obligation, to institute, prosecute and control at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of any Licensed Patent Rights. If LICENSEE does not want to institute, prosecute and control at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of any Licensed Patent Rights in the Territory, then LICENSORS shall have the right, but not the obligation, to institute, prosecute and control at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of any Licensed Patent Rights. LICENSORS will have the right to be represented in any action or proceeding brought by LICENSEE by counsel of its own choice and at its own expense. Apart from that, the Party controlling any suit under this Clause 6.4 shall bear all costs and expenses of such suit. All damages or other monies awarded or received in settlement of such suit shall be used to reimburse each Party for all costs and expenses incurred in such infringement action, however, starting with the costs and expenses of the Party controlling the suit. Any additional amounts shall belong to the Party controlling the suit. No settlement, consent, judgment or other voluntary final disposition of such suit may be entered into without the consent of LICENSEE, whose consent shall not be unreasonably withheld.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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4	Miscellaneous

4.1	The terms of this license will survive as a license granted by one of the LICENSORS if the other LICENSOR rejects performance under this Agreement due to any actions or declarations of insolvency based on applicable laws of liquidation.

4.2	This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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